Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF

OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

The following management’s discussion and analysis (“MD&A”) of the financial condition and results of the operations of Northern Graphite Corporation (“Northern” or the “Company”) constitutes management’s review of the factors that affected the Company’s financial and operating performance for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. This MD&A is dated and has been prepared with information available as of November 16, 2011.

This MD&A should be read in conjunction with the Company’s unaudited condensed financial statements for the nine months ended September 30, 2011 and related notes (the “Financial Statements”). The Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). For all periods up to and including the year ended December 31, 2010, the Company prepared its financial statements in accordance with Canadian generally accepted accounting principles “Canadian GAAP”. In accordance with the standards related to first time adoption of IFRS, the Company’s transition date to IFRS was January 1, 2010 and therefore the comparative information for 2010 has been restated in accordance with the Company’s IFRS accounting policies.

Cautionary Statement Regarding Forward-Looking Statements

This MD&A contains “forward-looking statements” which reflect management’s expectations regarding the Company’s future growth, results of operations, performance and business prospects and opportunities. Such forward-looking statements may include, but are not limited to, statements with respect to the future financial or operating performance of the Company and its projects, the future price of graphite or other metal prices, the estimation of Mineral Resources, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, limitations of insurance coverage and the timing and possible outcome of regulatory matters. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others: general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; conclusions of economic evaluations; fluctuations in currency exchange rates; changes in project parameters as plans continue to be refined; changes in labor costs or other costs of production; future prices of graphite or other industrial mineral prices; possible variations of mineral grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavorable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; actual results of reclamation activities, and the factors discussed in the section entitled “Risk Factors” in this prospectus. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this MD&A and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

Introduction

The Company was incorporated on February 25, 2002 under the Business Corporations Act (Ontario) under the name Industrial Minerals Canada Inc. The Company’s name was changed to Northern Graphite Corporation on March 1, 2010. The Company was incorporated by its former parent company, Mindesta Inc. (formerly “Industrial Minerals, Inc.”) (“Mindesta”) to develop and hold title to the Bissett Creek graphite project. Mindesta is a Delaware corporation which is listed on the over-the-counter bulletin board in the United States (OTC-BB:IDSMD) and is a reporting issuer in the Province of British Columbia.

The Company was a wholly-owned subsidiary of Mindesta until early in 2010. As the result of a number of financings and debt settlement transactions by the Company, Mindesta’s interest was reduced to 51.2% as at December 31, 2010 and to approximately 26.2% as at the date hereof.

Nature of Operations

The Company’s sole focus is the potential development of the Bissett Creek graphite project located in the County of Renfrew, Province of Ontario (the “Bissett Creek Project”). The Company has no other properties or rights to acquire other properties. The Company expects to complete a full bankable feasibility study (“FS”) for the Bissett Creek Project early in 2012. The FS will incorporate a new resource estimate that was recently announced and will be filed on www.sedar.com when completed. The environmental and mine permitting process is also expected to be completed early in 2012 at which time the Company will be in a position to begin construction of a mine on the Bissett Creek Project, subject to positive results from the FS and the availability of capital.

The Company filed a mine closure plan with the Ministry of Northern Development and Mines (“MNDM”) in 2004 and was authorized to begin production based on a dry recovery process but a commercial operation was never established due to technical problems and financial difficulties being experienced by the Company’s parent, Mindesta. In the latter part of 2009 and in 2010, the Company raised approximately $2.4 million in equity financing on its own and issued a total of 11,186,925 common shares and 11,155,571 common share purchase warrants. Following the completion of these financings, the Company initiated a metallurgical testing program, an infill and exploration drilling program, a pre-feasibility study and the environmental and permitting process which involves amending the mine closure plan to increase the size of the potential operation and to use a conventional flotation recovery process.

The Company subsequently made the decision to upgrade the pre-feasibility study to a FS. Because a substantial amount of work has been completed on the Bissett Creek project by Northern and previous owners, and it does not present any unusual engineering or technical challenges, the PFS can be upgraded to a FS in about the same period of time and at a reasonable cost. The FS will provide a lot more comfort to the market and potential strategic partners with respect to the quality of the Bissett Creek project and will solidify Northern’s position as one of the most advanced new graphite companies in the world

Qualified Person

Don Baxter P.Eng is the Company’s qualified person as that term is defined within National Instrument 43-101 and is responsible for and supervises all technical aspects of the Bissett Creek Project.

The Bissett Creek Project

The Company holds a 100% interest in the Bissett Creek Project, which contains a large flake graphite deposit, and is located approximately 15 km from the Trans-Canada Highway (Highway 17) and 53 kilometres east of Mattawa, Ontario. The Bissett Creek Project is located in the United Townships of Head, Clara and Maria, in the County of Renfrew, Province of Ontario, approximately 300 km north-northeast of Toronto.

The Bissett Creek Project consists of a Mining Lease, being Ontario mining lease number 106693 issued in 1993 for 21 years covering 564.6 hectares, and Mining Claims, covering 2,424 hectares for a total land coverage of 2,989 hectares with the well explored area being less than 100 hectares.

Royalties on the Bissett Creek Project include an annual advance payment of $27,000 to the three original prospectors that discovered the deposit which will be credited against a royalty of $20 per ton of concentrate on net sales once the mine is operational, and a 2.5% NSR on any other minerals derived from the Bissett Creek Property.

The Bissett Creek Project was extensively explored in the 1980’s and over 8,400 metres of drilling was carried out. A full feasibility study was completed, including the calculation of a proven and probable reserve, but the Bissett Creek Project was not developed due to a subsequent decline in graphite prices. The feasibility study and reserve estimate pre-date NI 43-101 and are non-compliant. While historical information is presented for information purposes only and cannot be relied upon from a regulatory perspective, it represents a substantial body of work that has a great deal value in the FS process. The price of graphite has almost tripled since 2005 due to the ongoing industrialization of emerging economies which has led to demand growth in traditional steel and automotive markets. In addition, lithium-ion batteries, fuel cells and new nuclear technologies are all large users of graphite and have the potential to create substantial additional demand growth in the future. As a result, there is renewed interest in graphite projects.

In May 2007, Mindesta retained SGS Canada Inc., formerly and then named Systèmes Geostat International Inc. (“SGS”), to prepare a NI 43-101 compliant technical report on the Bissett Creek Project. In 2010 SGS updated their 2007 work and produced a technical report (the “Technical Report”) entitled “Technical Report Preliminary Economic Assessment on the Bissett Creek Graphite Property of Industrial Minerals, Inc. & Northern Graphite Corporation” dated July 16, 2010 and revised February 2, 2011. It was prepared by Gilbert Rousseau P.Eng and Claude Duplessis P.Eng of SGS, each of whom is an independent Qualified Person pursuant to National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). The Technical Report is available under the Company’s profile at www.sedar.com.

Prospective investors should be aware that certain historical technical disclosure regarding the Bissett Creek Project by Mindesta did not comply with NI 43-101 and should not be relied upon. Prospective investors should rely only on the information contained in the Company’s Annual Information Form and the Technical Report.

Mineral Resource Estimate

In September, 2011 The Company announced a significant increase in estimated resources based on the results from a 51 hole, 2,927 meter drilling program. The updated base case mineral resource for the Bissett Creek Project, using a cut off of 0.986% graphitic carbon (“Cg”), now totals 25,983,000 tonnes grading 1.81% Cg in the indicated category (470,300 tonnes of contained graphite) while inferred resources total 55,038,000 tonnes grading 1.57% Cg (864,100 tonnes of contained graphite). Grades are minable and diluted. In order to establish a reasonable prospect of economic extraction in an open-pit context, mineral resources were limited to an optimized whittle pit shell using an average graphite price of US$2,000 per tonne and operating and capital costs were updated from the Technical Report. (Mineral resources are not mineral reserves and do not have demonstrated economic viability)

The new resource represents a 44% increase in contained graphite within the indicated category and a 117% increase in contained graphite within the inferred category over undiluted resources previously reported which used an average price of US$1,700/tonne and a base case cut off of 1.5%. The 1% cut off used in the new base case is now more appropriate given higher graphite prices. The deposit remains open along strike to the north and south, and down dip to the east. The drilling program and resource estimate confirm that near surface graphite mineralization exists in an area that is now over one square kilometer in size. The deposit is also flat and tabular with good continuity between holes and there is a high probability that inferred resources can be upgraded with additional drilling. The waste to ore ratio for the new resource is 0.27.

Bissett Creek Flake Graphite Deposit

2011 Updated Mineral Resources (Diluted)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Indicated			Inferred
%Cg Cut-off	Tonnage* (metric tons)	Cg(%) by LECO	In Situ Graphite** (metric tons)	Tonnage* (metric tons)	Cg(%) by LECO	In Situ Graphite** (metric tons)
0.986	25,983,000	1.81	470,300	55,038,000	1.57	864,100
1.227	24,588,000	1.85	454,900	50,472,000	1.62	817,600
1.50	19,954,000	1.99	397,100	33,672,000	1.81	609,500
1.75	16,031,000	2.34	375,100	21,417,000	2.21	473,300
2.0	11,921,000	2.50	298,000	14,584,000	2.37	345,600

Relative density 2.63t/m3, 10% dilution, 90% mine recovery, *rounded to nearest 1k, **rounded to nearest .1k

The new mineral resource estimate was prepared by François Thibert, M.Sc. P. Geo. from SGS Canada Inc. (Geostat), independent Qualified Person under NI 43-101, using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves, Definitions and Guidelines.

The mineral resources were estimated using analytical data from 50 recent surface drill holes and 162 historical surface drill holes for which 2,745 samples were assayed for Cg using the LECO analytical method. The deposit was historically drilled on an approximately 64m x 46m drill pattern with one area drilled on a 25m x 25m grid. Recent drilling was carried out on a wider 100m x 100m grid. Interpretation on 25m spaced N68º sections and modeling of a 3D wireframe envelope was completed to outline the mineralized graphitic horizon. A block model of 10 m (E-W) by 10 m (N-S) by 6 m (vertical) was interpolated using geostatistical methods (ordinary kriging) within the mineralized envelope. It covers a strike length of approximately 1,300m and it reaches a maximal depth of 100m below surface. Spatial continuity of the Cg composites was assessed by variography and it showed good continuity of grade in almost all directions within the horizontal plane but very limited continuity within the vertical plane. An anisotropic search ellipsoid was selected for the grade interpolation process based on the analysis of the spatial continuity of Cg composites. 6m bench composites were used to reflect an assumed bench height of 6m. No capping was applied to composites Cg grades.

The preliminary assessment in the Technical Report covers the technical and financial aspects of the Bissett Creek Project, including the construction and operation of milling facilities capable of processing 870,000 tonnes per year of graphite bearing rock. Annual production should be in the range of 18,500 tonnes of graphite flakes, spread more or less in the three following size ranges: 30% +35mesh, 40% -35 to +48 mesh and 30% -48 mesh.

SGS’s conclusion is that development of the Bissett Creek deposit appears to be economically attractive. A discount rate of 10% yields a NPV of approximately $77.6 million, and a corresponding projected IRR of approximately 24% before taxes based on a $62.9 million capital expenditure requirement. The payback period in the base case is six years.

This preliminary assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. As well, there is no certainty that the results of this preliminary assessment will be realized by Northern.

Exploration and Development

The Company began to implement the recommended work program in the Technical Report in July, 2010 and completed a 2,900m drilling program. As at September 30, 2011, the Company has capitalized $2,676,202 of exploration and evaluation expenditures. Over the next 6 months the Company expects to spend approximately $1.8 million to complete the FS, environmental and mine permitting work, and a pilot plant test to refine the flow sheet and provide test product for potential customers. In addition, the amount of the current long term reclamation deposit will be increased to guarantee the Company’s obligations to return the site to its natural state under the new Mine Closure Plan. The amount of the increased deposit has not yet been determined.

The exploration and infill diamond drilling program, which consisted of approximately 2,900 meters of drilling in 51 holes, was completed in the fall of 2010 and results were released in 2011. Twenty two holes were infill holes designed to confirm the existing resource model and to upgrade inferred resources to the indicated category. Twenty nine holes were expansion holes which were drilled with the objectives of increasing the size of the resource and demonstrating the scalable nature of the deposit. The drill program met or exceeded all expectations.

In September, 2011 the Company announced a significant increase in estimated resources based on the results from the 51 hole, 2,927 meter drilling program. The updated base case mineral resource for the Bissett Creek Project, using a cut off of 0.986% graphitic carbon (“Cg”), now totals 25,983,000 tonnes grading 1.81% Cg in the indicated category (470,300 tonnes of contained graphite) while inferred resources total 55,038,000 tonnes grading 1.57% Cg (864,100 tonnes of contained graphite). Grades are minable and diluted. In order to establish a reasonable prospect of economic extraction in an open-pit context, mineral resources were limited to an optimized whittle pit shell using an average graphite price of US$2,000 per tonne and operating and capital costs were updated from the Technical Report. (Mineral resources are not mineral reserves and do not have demonstrated economic viability)

The new resource represents a 44% increase in contained graphite within the indicated category and a 117% increase in contained graphite within the inferred category over undiluted resources previously reported which used an average price of US$1,700/tonne and a base case cut off of 1.5%. The 1% cut off used in the new base case is now more appropriate given higher graphite prices. The deposit remains open along strike to the north and south, and down dip to the east. The drilling program and resource estimate confirm that near surface graphite mineralization exists in an area that is now over one square kilometer in size. The deposit is also flat and tabular with good continuity between holes and there is a high probability that inferred resources can be upgraded with additional drilling. The waste to ore ratio for the new resource is 0.27.

SGS Metallurgical Services (Lakefield) performed Locked Cycle testing on composite material taken from drill core samples across the deposit. The test produced six final concentrates which showed consistent flake size distribution and carbon grade. The overall concentrate grade averaged 95%C. A concentrate which grades 94%C and has a flake size distribution of 80% greater than +80 mesh is the industry standard premium product. Current prices are $2,500 to 3,000 per tonne and almost all Bissett Creek production meets this specification as the final concentrates averaged over 70%, +80 mesh. Approximately 6% of the concentrate was +100 mesh and 12% was +200 mesh, both with high carbon content. Less than 10% was very small, -200 mesh flake and powder with a carbon content in the low 80s.

Most significantly, almost 50% of the graphite concentrate produced was jumbo size, +48 mesh flake which averaged 98%C with one value as high as 99.2%C. Test work at SGS has been ongoing for the past year and will culminate in a pilot plant program that is just starting. Results should be available within five to six weeks. The pilot plant is designed to further confirm the flow sheet being incorporated into the FS and will optimize its operating parameters. The overall carbon recovery in the locked cycle tests was 92.2% and the Company’s objective is to increase it to 94 to 95% without degradation of flake size.

The Company has retained G Mining to complete the FS which will include the new resource calculation that incorporated the recent drilling. Consultants that were working on the PFS continue to fulfill their mandate as part of the FS. SGS Mineral Services (Lakefield) is finalizing the mill flow sheet, Knight Piesold Ltd. is completing environmental and mine permitting and designing the tailings facility, and Met-Chem Canada Inc. is responsible for mill layout and design.

The Company intends to file the FS on SEDAR as a new technical report when it is completed which is expected to take place early in 2012.

Recent Developments and Subsequent Events

Subsequent to the end of the third quarter, 5,325,246 warrants were exercised resulting in proceeds of $1,725,980. The Company now has 37,148,340 common shares, 5,504,156 warrants and 2,950,000 options to purchase common shares outstanding. The proceeds from the early warrant exercise will ensure that the Company has sufficient financing to complete its bankable Feasibility Study (“FS”) and permitting without incurring the additional dilution of a financing.

On November 9, 2011, the Board of Directors of Mindesta approved a plan to distribute the common shares of Northern that the Company owns to Mindesta’s shareholders. Mindesta owns 9,750,000 common shares of Northern of which 7,312,500 remain subject to an escrow agreement imposed by Canadian securities laws and the TSX Venture Exchange (“TSXV”) as part of Northern’s initial public offering. The escrowed shares are being released in equal tranches of 1,462,500 shares every six months from the date that Northern became listed on the TSXV, being April 20, 2011. The terms of the escrow provide for the early release of the shares to permit their distribution to Mindesta’s shareholders, subject to TSXV approval. Mindesta has applied to the TSXV for the early release of the shares from escrow to facilitate this distribution but has not yet received approval. Mindesta will set a record date for shareholders entitled to receive the special dividend shortly after TSXV approval is received. Subject to the satisfactory review of all legal and tax issues, it is contemplated Mindesta shareholders will receive one share of Northern share for every share of Mindesta held.

Adoption of IFRS

The Company adopted IFRS effective January 1, 2011. The financial results discussed in this MD&A were prepared in accordance with IFRS unless otherwise stated. A discussion of the Company’s transition to IFRS is presented in the section entitled “Transition to IFRS”. A full set of Northern’s accounting policies in accordance with IFRS is presented in note 3 to the Financial Statements.

Selected Quarterly Information

The selected financial information set out below is based on and derived from the Financial Statements which have been prepared in accordance with IFRS.

	September 30,	September 30,
	Nine months ended September 30, 2011 (unaudited) $	Nine months ended September 30, 2010 (unaudited) $
Statement of Operations and Comprehensive Loss Data
Total Revenue	Nil	Nil
Total Expenses	2,092,798	450,462
Net Income/(Loss)	(2,081,822)	(407,527)
Net Income/(Loss) per Share – basic and diluted	(0.07)	(0.02)

	September 30,	September 30,
	As at September 30, 2011 (unaudited)	As at December 31, 2010
Statement of Financial Position Data
Total Assets	5,129,391	2,497,021
Total Long-Term Debt	Nil	Nil
Total Liabilities	943,662	1,095,269
Shareholders’ Equity:
Share Capital	6,047,874	2,519,869
Equity	4,185,729	1,401,752

Results of Operations

	September 30,	September 30,
	Three months ended September 30
	2011 $	2010 $
General and administrative expenses
Management and consulting fees	152,395	55,129
Legal and audit	43,593	26,828
General and administration	134,024	101,969
Stock-based compensation	28,770	—
Finance Cost	—	—
Depreciation	15,315	25,482
Foreign exchange (gain) loss	(10)	122

	374,087	209,530

Loss from operations	(374,087)	(209,530)
Interest and other income	4,932	19,169
Gain on debt settlement	25,858	(4,771)

Loss and comprehensive loss for the period	(343,297)	(195,132)

	September 30,	September 30,
	Nine months ended September 30
	2011 $	2010 $
General and administrative expenses
Management and consulting fees	403,328	140,829
Legal and audit	104,038	78,860
General and administration	331,913	155,468
Share-based compensation	1,192,702	—
Finance Cost	19,904	3,981
Depreciation	47,676	75,614
Foreign exchange (gain) loss	(6,763)	(4,290)

	2,092,798	450,462

Loss from operations	(2,092,798)	(450,462)
Interest and other income	7,705	19,169
Loss on sale of assets	(22,587)
Gain on debt settlement	25,858	23,766

Loss and comprehensive loss for the period	(2,081,822)	(407,527)

Management and consulting fees increased from $140,829 in the first nine months of 2010 to $403,328 in the first nine months of 2011 as the Company increased activity levels with respect to the Bissett Creek Project. General and administrative expenses increased from $155,468 in the first nine months of 2010 to $331,913 in the first nine months of 2011 as a result of the Company’s increased overall activity. Depreciation expenses declined to $47,676 in the first nine months of 2011 from $75,614 last year due to a reduction in the carrying value of assets.

For the nine months ended September 30, 2011, the Company recorded a loss and comprehensive loss of $2,081,822, or $0.07 per share, compared to a net loss of $407,527, or $0.02 per share, in the same period of last year. The loss and comprehensive loss in the first nine months of 2011 included non-cash charges for stock-based compensation and depreciation totalling $1,240,378. The loss and comprehensive loss in the first nine months of 2011 included a gain on debt settlement of $25,858 versus $23,766 in the same period last year.

Expenses capitalized to the Company’s exploration and evaluation assets for the nine months ended September 30, 2011 totalled $1,611,023 compared to $742,017 in the same period last year. These expenses included $151,099 in drilling and exploration expenses, $592,122 in environmental and mine permitting expenses, $163,290 in metallurgical expenses, $557,811 in feasibility expenses, $32,815 in engineering expenses, $43,585 in site and royalty expenses, and $70,300 in surveying and geophysics expenses.

Summary of Quarterly Results

The summary of quarterly results has been prepared in accordance with IFRS.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Q3 2011	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010
Interest and other income	4,932	2,773	—	—	19,169	—	—
Loss & comprehensive loss	343,297	1,738,525	148,065	110,629	195,132	124,136	88,259
Per share	0.01	0.07	0.01	0.00	0.01	0.01	0.01

The Company, as an exploration stage company, experiences a high degree of variability on its quarterly results. The Company’s expenses are not related to the regular and continuous activities that take place when a mine is in production. In the second quarter of 2011, the Company awarded share options which contributed $1,163,932 to an increase of loss & comprehensive loss of $1,738,525. As the Company was not previously a reporting issuer, it did not prepare quarterly financial information. Accordingly, selected comparative financial information for the eight most recent quarterly financial periods of the Company is not available or applicable.

Liquidity and Capital Resources

As at September 30, 2011, the Company had $608,015 in accounts payable and accrued liabilities and $nil in loans payable, compared to accounts payable and accrued liabilities of $628,409 and loans payable of $152,340 as at December 31, 2010. The amount of these current liabilities substantially exceeded cash resources in 2010. The Company had cash of $1,082,240 as at September 30, 2011 compared to $45,943 as at December 31, 2010. The increase in cash was the result of the completion of the initial public offering on April 18, 2011, preceded by a revolving credit facility provided by Mindesta, offset by increased expenditures by the Company on exploration and evaluation in the first nine months of 2011.

In order to improve liquidity, the Company completed a number of financings in late 2009 and the first quarter of 2010 including raising $600,000 through the issuance of secured, non-interest bearing, convertible notes (the “Notes”). The Notes were subsequently converted into units of the Company pursuant to their terms and the completion of the private placements described below. On conversion of the Notes, the Company issued 3,428,571 common shares at a price of $0.175 and 3,428,571 warrants to purchase common shares exercisable at a price of $0.245 until October 7th, 2012.

In March 2010, the Company completed non-brokered private placements of 7,327,000 units at $0.25 per unit for total proceeds of $1,831,750. Each unit consisted of one common share and one common share purchase warrant exercisable at a price of $0.35 per share until October 7th, 2012.

During the first nine months of 2010, an agreement was reached to settle a loan of US$90,796 plus accrued interest for $95,000 in cash plus 160,000 units of the Company on the same terms as the private placements referred to above. In addition, the Company settled a loan of US$161,000 for $35,000 in cash, a non-interest bearing note in the amount of US$150,000 with a term of one year, and 140,000 units of the Company having the same terms as the private placements referred to above. Agreement was also reached to settle a $110,000 loan plus accrued interest at 10% with a lender that had obtained both a judgement against the Company and a Sheriff’s writ. The lender agreed to discharge the Sheriff’s writ and to accept $125,000 in cash plus 100,000 units of the Company on the same terms as the private placements referred to above.

As at December 31, 2009 the Company had an intercompany loan due to Mindesta in the amount of $9,836,794. The intercompany loan was unsecured, non-interest bearing, had no fixed terms of repayment and largely represented equity capital raised by Mindesta and advanced to the Company to further the Bissett Creek Project. Effective March 31, 2010 the intercompany loan was converted to equity to facilitate the refinancing of the Company and to further the development of the Bissett Creek Project. As part of this process, in March 2010, the Company subdivided its common shares on the basis of 11,750,000 common shares for the one common share outstanding.

As a result of the private placements, Note conversion and debt settlements, the Company issued a total of 11,186,925 common shares and 11,155,571 common share purchase warrants.

The Company has a long-term reclamation deposit with the Ministry of Finance for the Province of Ontario in the amount of $314,520. The deposit accrues interest and represents a financial guarantee to the Province of Ontario that the Company will effect the proper reclamation and closure of the Bissett Creek site when activities are terminated pursuant to a Mine Development and Closure Plan that was filed with, and accepted by, the Ministry of Northern Development and Mines in accordance with the Mining Act (Ontario), including the standards, procedures and requirements of the Mining Code of Ontario. The Closure Plan related to the proposed operation based on the dry recovery process which never achieved commercial production. The Company is responsible for any reclamation costs in excess of the deposit. The Company has initiated the process of revising the Closure Plan based on a conventional flotation recovery process and will have to post a new long term reclamation deposit, based on the new operational plan, at the time that it is filed. The amount of the new deposit has not yet been determined.

As at September 30, 2011 the Company had $1,631,913 in cash, receivables, and prepaid expenses, compared to $588,406 as at December 31, 2010. Current liabilities have decreased from $780,749 as at December 31, 2010 to $608,015 as at September 30, 2011.

In the first part of 2011 the Company financed operations through an intercompany working capital loan facility in the maximum amount of $600,000 from Mindesta pending the completion of the Company’s IPO. The IDSM facility was repayable in two years, unless the Company raised gross proceeds of at least $3 million from the IPO, in which case it was repayable immediately at the option of Mindesta. The Company closed its IPO on April 18, 2011 which consisted of the sale of 8,000,000 common shares at a price of $0.50 per share for gross proceeds of $4,000,000, and obtained a listing on the TSX Venture Exchange effective April 20, 2011. The net proceeds of the IPO were sufficient to repay Mindesta and to fund the remaining exploration and development work on the Bissett Creek Project. On April 26th, 2011, the Company repaid the facility with prescribed interest.

Use of the Proceeds from Initial Public Offering

The Company provided details on its intended use of net proceeds from its IPO in its final prospectus dated April 7, 2011. As the Company’s IPO was for the maximum offering, the following tables provide details on the intended use of the net proceeds from IPO with actual uses as at September 30, 2011

	September 30,	September 30,
	Use of proceeds as per prospectus	Actual use of proceeds
Bench scale pilot plant testing	$35,000	$0
Exploration and infill diamond drilling	—	—
Pre-feasibility study	$250,000	$725,274
Environmental and permitting	$220,000	$642,122
Additional metallurgical/pilot plant work	$250,000	$345,590
Follow-up drilling program	$250,000	$140,299
Unallocated funds	$200,000	$235,824
Working capital and general corporate purposes	$2,315,000	$842,231

	$3,520,000	$2,931,340

Expenditures on bench scale pilot plant testing and additional metallurgical/pilot plant work have been $345,590 compared to $285,000 which was originally estimated. The Company expects to continue to incur expenditures beyond initial expectations as the cost of the pilot plant has been revised upwards. The Company has used $725,274 of the proceeds on the pre-feasibility study. This has surpassed the initial estimate of $250,000 as the Company decided to upgrade the study to a bankable final feasibility study. This study is on-going and will require funds in addition to proceeds received from the IPO. It also has had an affect on all costs due to the greater level of engineering and precision required in the estimates. The use of proceeds on environmental and permitting activities has reached $642,122. This amount has surpassed the original estimate of $220,000 as the work has increased in scope as the Company finalizes site design and layouts and identifies land use requirements as a result of upgrading to the level of a feasibility study. The Company used $140,299 of the proceeds on follow-up drilling program compared to the $250,000 that was expected. The Company reduced its use of proceeds on follow-up drilling as the drilling activities were conducted for geotechnical and environmental reasons and not for resource expansion or infill activities. Additional use of proceeds in this category is expected to be minimal. The Company has $235,824 of the proceeds in unallocated funds versus expectations of $200,000. The Company received $3,378,653 in net proceeds from the Company’s IPO compared to $3,520,000 that was reflected in the Company’s final prospectus. As at September 30, 2011, the Company had $447,313 remaining in net proceeds remaining from the Company’s IPO.

Contractual Obligations

As at the date hereof, the Company’s contractual obligations consist of purchase obligations in the amount of approximately $840,088 which related to the balance of costs for the FS including metallurgical testing and environmental and mine permitting for the Bissett Creek Project, all of which are due within one year. Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on the Company.

Off Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements.

Transactions with Related Parties

Major Shareholder

The Company’s major shareholder is Mindesta Inc. Mindesta’s address and head office is 290 Picton Avenue, Suite 201, Ottawa, Ontario K1Z 8P8 Canada.

Key Management Compensation

In the nine months ended September 30, 2011, the Company expensed management fees to companies owned and controlled by key management personnel of $176,974 (2010 – $75,500) and expensed salary to key management personnel of $144,792 (2010—Nil). In the nine months ended September 30, 2011 and 2010, the Company did not provide any short-term employee benefits. In the nine months ended September 30, 2011, the Company provided share-based payments of $702,550 (1,800,000 share options, 1,433,333 share options vested, exercisable at $0.50 to key management personnel). In the nine months ended September 30, 2010, the Company did not provide any share-based payments to key personnel.

During the nine months ended September 30, 2011, the Company expensed office rental payments of $13,500 (2010 – nil) to a Company whose CEO and a Director is also a Director of Northern.

As at September 30, 2011, accounts payable and accrued liabilities included $nil (December 31, 2010—$96,440) due to directors and to companies controlled by directors for management fees related to the services of the directors and officers.

As at January 1, 2010 loans payable included $192,551 due to a director of Mindesta and to a company related to him. Accounts payable and accrued liabilities included $20,256 in accrued interest related thereto. During the year ended December 31, 2010, these loans and accrued interest were settled through the payment of $35,000, the issuance of 140,000 units of the Company with each unit having an arm’s length value of $0.25, consisting of one common share and one warrant to acquire one common share at a price of

$0.35 until October 7th, 2011 and the issuance of a $152,340 unsecured non-interest bearing note due on February 26, 2011. Effective February 20th, 2011, the Company entered a debt settlement agreement extension with the lender and the note became due and payable on the earlier of the date that Northern completed an initial public offering of its common shares for total proceeds equal to at least $2,000,000, or one year from the effective date. Interest of 10% annually was payable on same date from February 20th, 2011. This note and the related interest were settled on April 21st, 2011.

In 2009, the Company received $465,000 related to the issuance of senior secured convertible non-interest bearing notes (the “Notes”). A first mortgage and security interest over all of the assets of the Company, including and specifically the Bissett Creek Property, was granted to 2221862 Ontario Inc., a company controlled by a director and officer of the Company. In the first quarter of 2010, the principal amount of the Notes was increased to $600,000, they were converted into common shares and warrants of the Company pursuant to their terms, and the security interest was released.

These transactions were in the normal course of business and are recorded at an exchange value established and agreed upon by the related parties with exception of amounts due to Mindesta which are recorded at fair value.

As at January 1, 2010, the Company had no effective means of financing the repayment of $9,808,458 in amounts due to Mindesta and therefore, these amounts were assessed as having a fair value of nil. As a result, there was a decrease in the fair value of this financial liability of $9,808,458 as at January 1st, 2011, due to the assessment of the credit risk on this liability. Effective March 31, 2010, Mindesta relinquished all claim on this same amount and it was converted to share capital to facilitate the refinancing of the Company and the development of the Bissett Creek Project. As at January 1, 2010, there remained $28,336 in amounts due to Mindesta.

Effective March 1st, 2011, the Company and Mindesta entered an intercompany revolving loan agreement whereby all amounts due from the Company to Mindesta would be provided under a $600,000 credit facility (see note 13). As at March 31, 2011, the Company had borrowed $501,325 under this credit facility. This debt and the related interest were settled on April 26th, 2011.

Proposed Transactions

The Company continually reviews potential merger, acquisition, investment and other joint venture transactions that could enhance shareholder value. At the current time, there are no reportable proposed transactions.

Changes in Accounting Policies

March 31, 2011 was Northern’s first reporting period under IFRS. Accounting standards effective for periods beginning on or after January 1, 2011 2010 have been adopted as part of the transition to IFRS.

Recent pronouncements issued

The Company has reviewed new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following standard may have an impact on the Company:

As of January 1, 2013, Northern will be required to adopt IFRS 9, “Financial Instruments”, which is the result of the first phase of the IASB’s project to replace IAS 39, “Financial Instruments: Recognition and Measurement”. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The adoption of this standard should not have a material impact on Northern’s financial statements.

Transition to IFRS

For all periods up to and including the year ended December 31, 2010, the Company prepared its financial statements in accordance with Canadian GAAP. The Financial Statements are the first financial statements the Company has prepared in accordance with IFRS.

Accordingly, the Company has prepared financial statements which comply with IFRS for periods beginning on or after January 1, 2011, as described in the accounting policies listed in Note 2 to the Financial Statements. In preparing the Financial Statements, the Company’s opening statement of financial position was prepared as at January 1, 2010, the Company’s date of transition to IFRS. The principal adjustments made by the Company in restating its Canadian GAAP statement of financial position as at January 1, 2010 and its previously published Canadian GAAP financial statements for the year ended December 31, 2010, and the six-month period ended June 30, 2011 are described in Note 13 to the Financial Statements.

Critical Accounting Estimates and Judgements

The preparation of the Financial Statements requires Management to make estimates, assumptions, and judgements about the future that affect the amounts recorded in the Financial Statements. These estimates, assumptions, and judgements are based on the Company’s experience and management’s expectations about future events that are believed to be reasonable under the circumstances, and they are continually being evaluated based on new facts and experience. Actual results may differ from these estimates, assumptions and judgements. The effect of a change in an accounting estimate is recognized prospectively in the period of change and future periods if the change impacts both periods.

Significant	estimates used in the preparation of the Financial Statements include, but are not limited to:

(i)	asset carrying values and impairment charges;

(ii)	the economic recoverability of exploration expenditures incurred and the probability of future economic benefits from development expenditures incurred;

(iii)	the expected costs of asset retirement obligations;

(iv)	debt and equity portions of convertible debentures;

(v)	the calculation of gains and losses relating to foreign currencies; and

(vi)	the calculation of gains related to the settlement of debt by the issuance of shares.

(vii)

the calculation of share-based compensation and warrants which includes the assumptions used in the Black-Scholes option pricing model including volatility, estimated forfeiture rates and expected time until exercise.

Significant judgements used in the preparation of the Financial Statements include, but are not limited to:

(i)	those relating to the assessment of the Company’s ability to continue as a going concern;

(ii)	the useful lives and related depreciation of property and equipment;

(iii)	the identification of separately identifiable components in property and equipment where their respective cost is significant in comparison to the total cost;

(iv)	the classification of financial instruments;

(v)	the calculation of gains related to the settlement of debt by the issuance of shares; and

(vi)	the recognition of deferred tax.

Critical Accounting Policies

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Going Concern

The critical assumption made by management of the Company is that the Company will continue to operate as a going concern.

The Company is an exploration stage company that incurred a net loss of $2,081,822 for the nine months ended September 30, 2011 (2010—$407,527) and has an accumulated deficit of $3,199,939 since the inception of the Company. As at September 30, 2011, working capital was $1,023,898 and the Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital to continue the development of the Bissett Creek Project. While the Company completed a IPO with proceeds of $4,000,000 during the second quarter of 2011 to settle loans and payables and to advance the Bissett Creek Project, substantial additional capital is required to ultimately build a mine and processing plant on the Bissett Creek Project and to enable the Company to continue its operations. However, there is a high degree of risk and many inherent uncertainties in the mining industry and there is no assurance management will be successful in its endeavours.

The Financial Statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company’s management believes that it will continue to be able to generate sufficient funds from public or private debt or equity financings for the Company to continue to operate. The Company’s Financial Statements do not include any adjustments that might result from negative outcomes with respect to these uncertainties.

Impairment of Long-Lived Assets

At each balance sheet date, the Company assesses whether there is any indication that any long-lived assets or finite life tangible assets are impaired. The Company monitors the recoverability of long-lived assets based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the assets. An impairment is recognized if the recoverable amount, determined as the higher of an asset’s fair value less cost to sell and the discounted future cash flows generated from use and eventual disposal of an asset, is less than its carrying value. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

Mining properties and exploration and evaluation assets are also assessed for impairment upon the transfer of exploration and evaluation assets to development assets regardless of whether facts and circumstances indicate that the carrying amount of the exploration and evaluation assets is in excess of their recoverable amount.

Mining properties and exploration and evaluation expenditures

Mining properties correspond to acquired interests in mining exploration permits/claims/leases which include the rights to explore, mine, extract and sell all minerals from such permits/claims/leases. All pre-exploration costs, i.e. costs incurred prior to obtaining the legal right to undertake exploration and evaluation activities on an area of interest, are expensed as incurred.

Once the legal right to explore has been acquired, exploration and evaluation expenditures are capitalized in respect of each identifiable area of interest until the technical feasibility and commercial viability of extracting a mineral resource are demonstrated.

General and administration expenditures relating to exploration are capitalized where they can be directly attributed to the site undergoing exploration and evaluation.

Exploration and evaluation assets are carried at historical cost, less any impairment losses recognized.

When technical feasibility and commercial viability of extracting a mineral resource are demonstrated for an area of interest, the Company stops capitalizing exploration and evaluation costs for that area, tests recognized exploration and evaluation assets for impairment, and reclassifies any unimpaired exploration and evaluation assets either as tangible or intangible mine development assets according to the nature of the assets.

Share-based compensation

The Company has a share option plan (the “Plan”) described in Note 7 of the Financial Statements. The Company measures the compensation cost of stock options issued under the Plan using the fair-value method as determined using the Black-Scholes option pricing model. Compensation costs are measured at the grant date based on the fair value of the award and are recognized over the vesting period in net income (loss) with a corresponding increase to contributed surplus. Upon exercise, common shares are issued from treasury and the amount reflected in contributed surplus is credited to share capital, as adjusted for any consideration paid.

The Black-Scholes option pricing model incorporates highly subjective assumptions, including volatility, estimated forfeiture rates and expected time until exercise, which affect the calculated values. At the end of each reporting period, the Company reviews the option pricing model and updates model inputs for any changes for the purposes of determining the fair value of new grants, and reflects the impact of changes to non-market input estimates for previous grants in net income (loss) with a corresponding adjustment to contributed surplus.

Restoration and site closure provision

The Company has an obligation to reclaim its mining property after the minerals have been mined from the site, and has estimated the costs necessary to comply with existing reclamation standards. The fair value of an asset retirement obligation is recorded in the period in which it is incurred. When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is adjusted to reflect the passage of time (accretion expense) and for changes in estimated future cash flows. Accretion expense is charged to the statement of comprehensive profit or loss, while adjustments related to changes in estimated cash flows are recorded as increases or decreases in the carrying value of the asset. The capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded if the actual costs incurred are different from the liability recorded.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax is determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences), and losses carried forward. Deferred tax is measured using the enacted tax, or substantially enacted tax rates which will be in effect when the temporary differences are likely to reverse. The effect on deferred tax of a change in tax rates is included in operations in the period in which the change is enacted. The amount of deferred tax recognized is limited to the amount of the benefit that is probable.

Deferred tax and the recognition and measurement of uncertain tax positions are subject to various assumptions and management judgement. Actual results may differ from these estimates. In circumstances where the applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates could occur that materially affect the amounts of deferred tax recorded at March 31, 2011.

Financial instruments

All financial instruments are required to be measured at fair value on initial recognition. Measurement in subsequent periods depends upon whether the financial instrument is classified as fair value through profit or loss (“FVTPL”), available-for-sale assets, held-to-maturity investments, loans and receivables, or other liabilities measured at amortized cost (“Other Financial Liabilities”). Financial instruments classified as FVTPL are measured at fair value with unrealized gains and losses recognized in the statement of operations. Available-for-sale asset financial instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income. Financial assets classified as held-to-maturity investments, loans and receivables and Other Financial Liabilities, are measured at amortized cost. Transaction costs in respect of financial assets and liabilities which are FVTPL are recognized in profit or loss immediately. Transaction costs in respect of Other Financial Instruments are included in the initial fair value measurement of the financial instrument.

The Company may enter into derivative contracts or, financial instruments and non-financial contracts containing embedded derivatives. Embedded derivatives are required to be accounted for separately at fair value as derivatives when the risks and characteristics of the embedded derivatives are not closely related to those of their host contract, and the host contract is not carried at fair value.

Conversion to International Financial Reporting Standards (“IFRS”)

For all periods up to and including the year ended December 31, 2010, the Company prepared its financial statements in accordance with Canadian GAAP. Conversion to IFRS was required for all Canadian publicly listed companies for the first financial period ending subsequent to January 1, 2011. Given the requirement to present comparative financial information, the Company’s effective date of transition to IFRS was January 1, 2010. The Financial Statements referenced herein have been prepared in accordance with IAS 34, “Interim Financial Reporting”, and IFRS 1, “First-time Adoption of International Financial Reporting Standards” (“IFRS 1”). The Company continues to monitor changes in IFRS issued by the International Accounting Standards Board (“IASB”) and their potential impact on the Company’s financial statements.

IFRS 1 First-time Adoption of International Financial Reporting Standards (“IFRS 1”), which provides guidance for an entity’s initial adoption of IFRS, generally requires retrospective application of IFRS. However, IFRS 1 also provides certain optional exemptions and mandatory exceptions to this retrospective treatment. The Company required the following optional exemptions in its preparation of an opening IFRS statement of financial position as at January 1, 2010, the Company’s “Transition Date”:

(1) Under IFRS 1 – Appendix D (exemption) D19, the Company elected to apply an optional exemption to designate, at the date of transition to IFRS, a financial liability of amounts due to Mindesta as at fair value through profit or loss.

IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of the Company’s opening IFRS statement of financial position as at the Transition Date will be consistent with those made under current Canadian GAAP. If necessary, estimates will be adjusted to reflect any difference in accounting policy.

Note 13 to the Financial Statements contains a detailed discussion on the differences between the Company’s financial statements under Canadian GAAP and IFRS. Note 13 also includes a detailed reconciliation from Canadian GAAP to IFRS of the Company’s statement of financial position as at January 1, 2010 and December 31, 2010 as well as its statement of operations and comprehensive loss for the three month and one year periods ended March 31, 2010 and December 31, 2010 respectively.

Impact of Adopting IFRS on the Company’s Financial Statements

The adoption of IFRS resulted in some changes to the Company’s accounting policies that are applied in the recognition, measurement and disclosure of balances and transactions in its financial statements. Note 3 to the Financial Statements contains a summary of the Company’s significant accounting policies after its adoption of IFRS. Note 13 to the Financial Statements indicates that under IFRS 1 – Appendix D (exemption) D19, the Company elected to apply an optional exemption to designate, at the date of transition to IFRS, a financial liability consisting of amounts due to Mindesta Inc. as a financial instrument measured at fair value through profit or loss. This adjustment eliminates $9,808,458 from the financial liability due to Mindesta Inc. and increases retained earnings in the Company’s balance sheet as at January 1st, 2010. As at September 30, 2010 and December 31, 2010, the Company made an adjusting entry to reduce share capital by $9,808,458 with an increase to retained earnings as the Company’s statements under GAAP had previously recorded this amount to share capital in the nine month period ending September 30, 2010.

Disclosure of Outstanding Share Data (as at November 16, 2011):

Common Shares

Authorized: Unlimited number of common shares.

Outstanding: 37,148,340 common shares.

Warrants

Outstanding:

	September 30,	September 30,
Exercise price	Number of warrants outstanding	Expiry date
$0.25	1,942,856	October 7, 2012
$0.35	3,017,500	October 7, 2012
$0.50	543,800	April 18, 2012

	5,504,156

Trends

There are significant uncertainties regarding the prices of industrial minerals and in the availability of equity financing for the purposes of mineral exploration and development. For instance, the prices of industrial minerals, including graphite, have fluctuated widely in recent years and it is expected that wide fluctuations may continue. Management of the Company is not aware of any trend, commitment, event or uncertainty both presently known or reasonably expected by the Company to have a material adverse effect on the Company’s business, financial condition or results of operations other than the normal speculative nature of the natural resource industry and the risks disclosed below under the heading “Risk Factors”.

Risk Factors

An investment in the Company’s common shares is speculative and subject to risks and uncertainties. The occurrence of any one or more of these risks or uncertainties could have a material adverse effect on the value of any investment in the Company and the business, prospects, financial position, financial condition or operating results of the Company. The risk factors noted below, in no specific order, are not an exhaustive list of all risk factors associated with an investment in the Company’s common shares or in connection with the operations of the Company.

•	Exploration stage company developing one single asset;

•	The highly speculative nature of mineral exploration and development;

•	No history of mineral production;

•	Mining operations and no insurance coverage on the inherent risks of such operations;

•	Limited operating history and financial resources;

•	Government regulation and compliance;

•	The reliability of results of prior exploration work;

•	Reliance on management and experts;

•	Competition;

•	The possibility of conflicts of interest for the Company’s directors and/or officers;

•	Competitive conditions;

•	Title to property;

•	Aboriginal land claims;

•	Environmental risks and hazards;

•	Cost of land reclamation;

•	Commodity prices;

•	Price volatility and lack of active market;

•	Litigation;

•	No earning or dividend record and no anticipation of paying in foreseeable future.

For a more detailed discussion of the above risk factors, refer to the Company’s Annual Information Form filed for the year ended December 31, 2010.

Additional Information

Additional information relating to the Company is available on SEDAR at www.sedar.com.